UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2013

LANDEC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-27446 (Commission file number)	94-3025618 (IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California 94025
(Address of principal executive offices and zip code)

(650) 306-1650
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          (i)          On July 25, 2013, the Board of Directors (the “Board”) of Landec Corporation (the “Company”) approved a long-term incentive plan (“LTIP”) under which certain employees (“Participating Employees”) of the Company selected by the Company’s Compensation Committee, including the Company’s named executive officers for the fiscal year ended May 26, 2013 who are currently employed by the Company, will be eligible to receive bonuses based on the Company’s aggregate operating income, excluding non-recurring events and future acquisitions (“Adjusted Operating Income”) for fiscal years 2014, 2015 and 2016. If the aggregate Adjusted Operating Income for those fiscal years meets a specified target amount, each Participating Employee will receive a bonus equal to the average of his or her annual base salary during those fiscal years or such shorter period of time as such Participating Employee was receiving a base salary (the “Target Bonus”). If the aggregate Adjusted Operating Income for fiscal years 2014, 2015 and 2016 exceeds the target amount, then a sum equal to 15% of the excess will be added to the bonus pool and distributed to the Participating Employees pro rata based on the Target Bonus payable to each of them. Each Participating Employee’s eligibility to receive the foregoing bonus will be subject to his or her continuing as an employee or director of the Company through the last day of fiscal year 2016.

(ii)          On July 25, 2013, the Board approved the Nonqualified Deferred Compensation Plan for non-employee directors and Participating Employees of the Company (the “Deferral Plan”). The Deferral Plan allows non-employee directors to defer up to 100% of the fees earned for their service as director and allows Participating Employees to defer up to 50% of their base salary and up to 100% of their annual cash bonus. Any bonus payable under the LTIP is automatically deferred under the Deferral Plan for a minimum of three years. All deferrals are subject to terms and conditions of the Deferral Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDEC CORPORATION Registrant

Date: July 31, 2013	By:	/s/ Gregory S. Skinner

Gregory S. Skinner
Vice President of Finance and
Chief Financial Officer